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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statement on Form S-3 of Pzena Investment Management, Inc. of our report dated June 6, 2007, except for the effects of the 5-for-1 unit split discussed in Note 14, which are as of August 3, 2007, with respect to our audit of the consolidated financial statements of Pzena Investment Management, LLC and Subsidiaries for the year ended December 31, 2005, which report is included in Pzena Investment Management, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2007. We also consent to the reference to our Firm under the caption "Experts."

/s/ J. H. Cohn LLP
New York, New York
November 13, 2008

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm